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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Form S-8 registration statement, dated June 30, 1992, (File No. 33-49080) of Universal Hospital Services, Inc. and Subsidiary for its Director's Stock Option Plan, Employee Stock Option Plan and Employee Stock Purchase Plan, of our reports dated February 19, 1997, except as to the information presented in the last paragraph of Note 8 for which the date is February 28, 1997, on our audits of the consolidated financial statements and consolidated financial statement schedule of Universal Hospital Services, Inc. and Subsidiary as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which reports are included in this Annual Report on Form 10-K.



                                      COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
March 10, 1997